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                                                                    Exhibit 5.01

                       [Hunton & Williams LLP letterhead]

                               September 10, 2003

Board of Trustees
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, IN 46268

                       Registration Statement on Form S-3
                  384,836 Common Shares of Beneficial Interest


Ladies and Gentlemen:

We have acted as counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof under the Securities Act of 1933, as amended, with respect to the offer and sale of 384,836 common shares of beneficial interest of the Company (the "Shares"), as described in the Registration Statement.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

      1. The Company was duly formed and is validly existing and in good standing under the laws of the State of Maryland.

      2. The Shares have been duly authorized and, if and when issued upon (i) redemption of the units of limited partnership interest in Windrose Medical Properties, L.P., a Virginia limited partnership (the "Partnership") in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, or (ii) exercise of the Company warrants described in the Registration Statement by the holders thereof in accordance with the terms thereof, including payment of the exercise price specified therein, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

                                Very truly yours,

                                /s/ Hunton & Williams LLP



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